EXHIBIT 99.1

INFOCROSSING LOGO

Contacts:
Chief Executive Officer         SVP Finance
Zach Lonstein                   William McHale
Infocrossing, Inc.              Infocrossing, Inc.
201-840-4710                    201-840-4732
zlonstein@infocrossing.com      wmchale@infocrossing.com

Media Relations                 Investor Relations
Michael Wilczak                 Matthew Hayden
Infocrossing, Inc.              Hayden Communications, Inc.
201-840-4941                    760-487-1137
mwilczak@infocrossing.com

         INFOCROSSING REPORTS 55% INCREASE IN EBITDA FOR SECOND QUARTER NET CASH FROM OPERATIONS FOR FIRST 6 MONTHS IMPROVES BY $5.2 MILLION

LEONIA, NJ, August 7, 2003 -- Infocrossing, Inc. (Nasdaq: IFOX), a premier provider of information technology and business process outsourcing solutions to large-and mid-sized companies, announced today strong performance for the second quarter and six-months ended June 30, 2003.

The Company reported strong growth in earnings before interest, taxes, depreciation, and amortization (EBITDA) for the second quarter ended June 30, 2003 compared with the result for the same quarter last year. EBITDA increased 55% to $2.2 million for the second quarter of 2003 from $1.4 million for the second quarter of 2002. EBITDA for the second quarter of 2003 was reduced by $0.3 million of non-recurring professional fees related to strategic corporate activities. Infocrossing uses EBITDA, a common financial metric, as a measure of the Company's ability to generate cash from operations. Reconciliation of EBITDA to net income follows in the Summary Consolidated Statements of Operations.

Net income for the second quarter of 2003 was $0.1 million compared with a net loss of $0.7 million during the second quarter of 2002. For the second quarter, revenues increased 2.6% to $13.6 million compared with $13.2 million for the same quarter last year.

During the first six months of 2003, revenues reached $26.7 million, a 9.1% increase over the first six months of 2002. EBITDA increased 164% to $4.5 million for the first half of 2003 from $1.7 million during the same period last year, excluding $2.8 million of expense credits recorded in the first quarter of last year related to the settlement of a dispute with a software licensor. The Company reported net income of $0.4 million for the first half of 2003, compared with a net loss of $2.2 million for the first half of 2002, excluding the expense credits from 2002. Net cash provided by operations was $3.7 million for the first six months of 2003, compared with net cash used in operations of $1.5 million during the same period last year, a $5.2 million improvement. Increased revenues and productivity gains were the principal reasons for this strong improvement.

"Infocrossing's results for the first half of 2003 reflect significant improvement in EBITDA due to increased revenues and the realization of productivity gains and expense reductions from the integration of the AmQUEST acquisition," stated Zach Lonstein, Infocrossing's Chairman and Chief Executive Officer. Over the past 6 months, Infocrossing has signed new revenue commitments of more than $26 million spread over terms ranging from two to seven years, exceeding the $22 million in new client revenue commitments signed in all of 2002.

"The unprecedented demand for our selective outsourcing solutions, coupled with our ability to implement new clients rapidly, has resulted in significant revenue recognition in the first half of 2003 and strong momentum as we head into the last six months of the year," he continued.

The Company reported a net loss to common stockholders of $2.4 million, or $0.45 per common share, for the second quarter of 2003, compared with a net loss of $3.0 million, or $0.57 per common share, for the second quarter of 2002. The net loss to common stockholders includes non-cash items for accretion on redeemable preferred stock and accumulated preferred stock dividends totaling $2.5 million, or $0.46 per common share, for the second quarter of 2003 versus $2.3 million, or $0.43 per common share, for the same quarter for 2002.

The net loss to common stockholders for the six months ended June 30, 2003 was $4.6 million, or $0.85 per common share, compared with a net loss of $6.7 million, or $1.26 per common share, for the six months ended June 30, 2002, excluding the $2.8 million of expense credits recorded in the first quarter of 2002 related to the settlement of a dispute with a software licensor. Including the effect of the one-time expense credits, net loss to common stockholders was $3.9 million, or $.74 per common share, for the first six months of 2002. The net loss to common stockholders includes non-cash items for accretion on redeemable preferred stock and accumulated preferred stock dividends totaling $4.9 million, or $.92 per common share, for the first six months of 2003 versus $4.5 million, or $0.85 per common share, for the same period in 2002.

Mr. Lonstein concluded: "Companies continue to look for opportunities to reduce their IT costs, and we continue to provide them with attractive solutions. Given the demand we are seeing for our services, we have tremendous confidence that 2003 will turn into another record year."

Infocrossing will hold a teleconference to discuss second quarter results with the financial community today, Thursday, August 7, 2003, at 4:30 p.m. Eastern Daylight Time. Dial in: 1-888-371-9318 or 973-935-2100 for international callers, at least ten minutes before the start of the call. A telephone replay will also be available until August 21, 2003 starting one hour after the conclusion of the teleconference. Interested persons may listen to the playback of the teleconference by calling 1-877-519-4471 toll free or 973-341-3080 for international callers and entering the pass code number 4094559.

"EBITDA" is defined as earnings before interest, income taxes, depreciation, and amortization. EBITDA includes the effect of the settlement of a dispute with a software licensor during the first quarter of 2002. EBITDA should not be considered as an alternative to operating income, as defined by generally accepted accounting principles, as an indicator of our operating performance, or to cash flows, as a measure of liquidity.

About Infocrossing, Inc. (http://www.infocrossing.com)
                          ---------------------------
Infocrossing, Inc. (IFOX) is a premier provider of a full range of IT outsourcing services, including mainframe and open system outsourcing, remote systems and network management, business process outsourcing and IT infrastructure consulting services. With more than 18 years of experience managing large, mission-critical IT systems, Infocrossing assures the optimal performance, security, reliability, and scalability of customers' mainframe and web environments, irrespective of where the systems components are located. Infocrossing maintains strategic alliances with leading technology providers, including IBM, Computer Associates, EMC, Sun Microsystems, Intel and Cisco Systems.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.


                               INFOCROSSING, INC.
                                AND SUBSIDIARIES
                  SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                            (Unaudited, in thousands,
                            except per share amounts)


                                                       Three Months Ended                      Six Months Ended
                                                            June 30,                               June 30,
                                               -----------------------------------    -----------------------------------
                                                    2003               2002                2003                2002
                                               ---------------    ----------------    ----------------    ---------------
Revenues                                          $   13,582         $   13,242          $   26,711          $   24,474

Operating costs                                        8,647              9,165              16,957              14,583
Selling and administrative expenses                    2,729              2,654               5,269               5,395
Depreciation and amortization                          1,473              1,579               2,889               2,942
                                                  ----------         ----------          ----------          ----------
Income (loss) from operations                            733               (156)              1,596               1,554
Net interest expense                                     620                570               1,193                 950
                                                  ----------         ----------          ----------          ----------
Income (loss) before income taxes                        113               (726)                403                 604
Income tax expense                                         8                 -                   28                  -
                                                  ----------         ----------          ----------          ----------
Net income (loss)                                        105               (726)                375                 604
Accretion and dividends on redeemable
   preferred stock                                    (2,501)            (2,298)             (4,949)             (4,547)
                                                  ----------         ----------          ----------          ----------

Net loss to common stockholders                   $   (2,396)        $   (3,024)         $   (4,574)         $   (3,943)
                                                  ==========         ==========          ==========          ==========

Basic and Diluted Earnings per Share:
   Net loss to common stockholders                $    (0.45)        $    (0.57)         $    (0.85)         $    (0.74)
                                                  ==========         ==========          ==========          ==========
   Weighted average number of common shares
outstanding                                            5,383              5,342               5,381               5,342
                                                  ==========         ==========          ==========          ==========

The net loss to common stockholders is on both a basic and diluted net loss per share basis. Common stock equivalents are excluded from the computation of diluted net loss per share since the inclusion of such equivalents would be anti-dilutive.

The reconciliation of EBITDA with net income for the quarter and six months ended June 30, 2003 and 2002 is as follows:.

                                                       Three Months Ended                      Six Months Ended
                                                            June 30,                               June 30,
                                                    2003               2002                2003                2002
                                               ---------------    ----------------    ----------------    ---------------
Net income (loss)                                 $      105         $     (726)         $      375          $      604
   Add back:
     Income tax expense                                    8                 -                   28                  -
     Net interest expense                                620                570               1,193                 950
     Depreciation and amortization                     1,473              1,579               2,889               2,942
                                                  ----------         ----------          ----------          ----------
EBITDA                                            $    2,206         $    1,423          $    4,485          $    4,496
                                                  ==========         ==========          ==========          ==========

                               INFOCROSSING, INC.
                                AND SUBSIDIARIES
                       SUMMARY CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                  June 30,          December 31,
                                                    2003                2002
                                             ----------------    ---------------
                                                (Unaudited)
ASSETS:
   Cash and equivalents                        $     8,083          $     7,026
   Other current assets                              5,583                6,720
                                               -----------          -----------
     Total current assets                           13,666               13,746
   Property and equipment, net                      19,760               19,437
   Other non-current assets                         31,896               32,312
                                               -----------          -----------
Total Assets                                   $    65,322          $    65,495
                                               ===========          ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT:
   Current liabilities                         $    10,251          $    11,612
   Long-term liabilities                            13,668               12,899
   Redeemable preferred stock                       58,138               53,189
   Common stockholders' deficit                    (16,735)             (12,205)
                                               -----------          -----------
Total Liabilities and Stockholders' Deficit    $    65,322          $    65,495
                                               ===========          ===========